Exhibit 4.2.3

NEW SUNWARD HOLDING FINANCIAL VENTURES B.V.,
as Company,

and

CEMEX, S.A.B. de C.V.
and
NEW SUNWARD HOLDING B.V.,
as Guarantors,

and

THE BANK OF NEW YORK MELLON,
as Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of February 24, 2020

TO

Indenture, dated as of December 18, 2006, among
New Sunward Holding Financial Ventures B.V., as Company, CEMEX, S.A.B. de C.V.,
CEMEX México, S.A. de C.V. and New Sunward Holding B.V., as Guarantors, and The
Bank of New York Mellon, as Trustee

U.S. $900,000,000

(C10)

Callable Perpetual Dual-Currency Notes

THIS THIRD SUPPLEMENTAL INDENTURE, dated as of February 24, 2020 (the “Third Supplemental Indenture”), is by and among New Sunward Holding Financial Ventures B.V., as issuer (the “Company”), CEMEX, S.A.B. de C.V., a publicly traded variable stock corporation (sociedad anónima bursátil de capital variable) organized under the laws of Mexico (“CEMEX”), and New Sunward Holding B.V. (“New Sunward”), as guarantors, and The Bank of New York Mellon, as trustee (the “Trustee”).

WHEREAS, the Company, CEMEX, New Sunward, CEMEX México, S.A. de C.V. (“CEMEX México”) and the Trustee heretofore executed and delivered the Indenture, dated as of December 18, 2006 (the “Original Indenture”), with respect to the U.S. $900,000,000 Callable Perpetual Dual-Currency Notes (the “Securities”); and

WHEREAS, pursuant to the Original Indenture, the Company issued and the Trustee authenticated and delivered the Securities, which Securities are guaranteed by each of CEMEX, New Sunward and CEMEX México; and

WHEREAS, pursuant to Section 901 of the Original Indenture, the Company, CEMEX, New Sunward, CEMEX México and the Trustee entered into the First Supplemental Indenture, dated as of August 10, 2009 (the “First Supplemental Indenture”), in order to secure the Securities; and

WHEREAS, the Company, CEMEX, New Sunward, CEMEX México, the Trustee, Swap 10 Capital (SPV) Limited and C10 Capital (SPV) Limited entered into the Second Supplemental Indenture, dated as of May 12, 2010 (the “Second Supplemental Indenture,” and the Original Indenture, as so amended by the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), to amend the Original Indenture for such changes contained in the Second Supplemental Indenture, approved by a majority of the then outstanding aggregate principal amount of the Securities and a majority of the then outstanding aggregate principal amount (by aggregate liquidation preference) of the Debentures;

WHEREAS, on November 13, 2019, CEMEX entered into a merger agreement pursuant to which CEMEX and certain of its Subsidiaries organized and existing under the laws of Mexico (the “Mexican Subsidiaries”), including CEMEX México, agreed that each of the Mexican Subsidiaries would, effective as of December 1, 2019, merge with and into CEMEX (each of such mergers, a “Merger,” and, collectively, the “Mergers”), with CEMEX as the surviving entity of each Merger. In accordance with Mexican law, each Merger shall become effective against third parties three months after the date of filing of the corresponding merger deed with the Mexican Public Register of Commerce (Registro Público de Comercio), which for the Merger of CEMEX México with and into CEMEX is expected to be March 9, 2020. For the avoidance of doubt, none of the Mergers is effective against third parties as of the date hereof, and all of them are currently expected to become effective before the end of the first quarter of 2020; and

WHEREAS, Section 801 of the Original Indenture provides that in the event that a Guarantor or any other person, as applicable, shall consolidate with or merge into another Guarantor, such other Guarantor shall expressly agree to indemnify each Holder (and each holder of a beneficial interest in a Security) against any tax, levy, assessment or governmental charge payable by withholding or deduction thereafter imposed on such Holder (or holder of a beneficial interest in the Securities) solely as a consequence of any Merger with respect to payments in respect of the Securities or any purchase thereof by the Company or any Guarantor, or the Successor of any thereof; and

WHEREAS, this Third Supplemental Indenture has been duly authorized by all necessary corporate action on the part of CEMEX.

NOW, THEREFORE, CEMEX and the Trustee agree as follows for the equal and ratable benefit of each other and the Holders of the Securities:

ARTICLE I

INDEMNIFICATION OF HOLDERS

Section 1.1 Indemnification of Holders. CEMEX hereby expressly agrees to indemnify each Holder (and each holder of a beneficial interest in a Security) against any tax, levy, assessment or governmental charge payable by withholding or deduction thereafter imposed on such Holder (or holder of a beneficial interest in the Securities) solely as a consequence of any Merger with respect to payments in respect of the Securities or any purchase thereof by the Company or any Guarantor, or the Successor of any thereof.

Section 1.2          Trustee’s Acceptance. The Trustee hereby accepts this Third Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE II

Miscellaneous

Section 2.1          Effect of Third Supplemental Indenture. Upon the execution and delivery of this Third Supplemental Indenture by CEMEX and the Trustee, the Indenture shall be modified in accordance herewith, and this Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. Upon such execution and delivery, (i) the definition of “Guarantor” contained in Section 101 of the Indenture shall be modified to read as follows: “Guarantor” means each of CEMEX and New Sunward Holding, and each of their respective Successors, if any, who becomes a Successor pursuant to Section 801, and (ii) all references to “Guarantor” or “Guarantors” in the Indenture and the Securities shall be modified accordingly.

Section 2.2          Indenture Remains in Full Force and Effect. Except as modified hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.3          Indenture and Third Supplemental Indenture Construed Together. This Third Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Third Supplemental Indenture shall henceforth be read and construed together.

Section 2.4          Confirmation and Preservation of Indenture. The Indenture as supplemented by this Third Supplemental Indenture is in all respects confirmed and preserved.

Section 2.5          Severability. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.6          Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

Section 2.7          Headings. The Article and Section headings of this Third Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Third Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 2.8          Benefits of Supplemental Indenture, etc. Nothing in this Third Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Third Supplemental Indenture or the Securities.

Section 2.9          Successors. All agreements in this Third Supplemental Indenture by CEMEX shall bind its successors. All agreements of the Trustee in this Third Supplemental Indenture shall bind its successors.

Section 2.10       Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of CEMEX and the Trustee assumes no responsibility for their correctness. The Trustee shall have no liability for the validity or sufficiency of this Third Supplemental Indenture.

Section 2.11       Certain Duties and Responsibilities of the Trustee. In entering into this Third Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 2.12       Governing Law. This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without regard to principals of conflicts of laws.

Section 2.13       Counterpart Originals. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

IN WITNESS WHEREOF, the parties have caused this Third Supplemental Indenture to be duly executed on the date first mentioned above.

NEW SUNWARD HOLDING FINANCIAL VENTURES B.V., as Company

By:	/s/ J.G. Cavazos Garza | P.A. Hernandez
Name: J.G. Cavazos Garza | P.A. Hernandez
Title: Managing Director

CEMEX, S.A.B. de C.V., as Guarantor

By:	/s/ Jaime A. Chapa González
Name: Jaime A. Chapa González
Title: Attorney-In-Fact

NEW SUNWARD HOLDING B.V., as Guarantor

By:	/s/ J.G. Cavazos Garza | P.A. Hernandez
Name: J.G. Cavazos Garza | P.A. Hernandez
Title: Managing Directors

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Wanda Camacho
Name: Wanda Camacho
Title: Vice President

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